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                                                                       EXHIBIT 3

                                RADIAN GROUP INC.
                           CERTIFICATE OF DESIGNATIONS

         Pursuant to Section 151(g) of Delaware General Corporation Law

      The undersigned officer of Radian Group Inc. (the "Corporation"), pursuant to Section 151(g) of the Delaware General Corporation Law, hereby affirms that:

            1. The attached resolutions of the Corporation's Board of Directors (the "Board") relating to the redemption of the Corporation's $4.125 Preferred Stock, which shares were originally designated as a series pursuant to a Certificate of Designations filed with the Secretary of State of the State of Delaware on October 29, 1992, and the consequent cancellation of such stock, were duly adopted by the Board on May 7, 2002; and

            2. Such resolutions have not been modified and are true and correct as of the date of this Certificate.



Date:  September 24, 2002               /s/ Howard S. Yaruss
                                        ----------------------------
                                        Howard S. Yaruss
                                        Executive Vice President, Secretary and
                                        General Counsel


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PREFERRED STOCK REDEMPTION

      WHEREAS, under the terms of the Certificate of Designations for the Corporation's $4.125 Preferred Stock ("Preferred Stock"), the Corporation may elect to redeem all of the 800,000 outstanding shares of Preferred Stock beginning on August 15, 2002 at the prices specified in the Certificate of Designations; and

      WHEREAS, under the terms of the Certificate of Designations for the Preferred Stock, the Corporation is obligated to effect a sinking fund redemption every year, beginning on August 15, 2002, of that number of shares of Preferred Stock as are specified in the Certificate of Designations at the price specified therein.

      NOW, THEREFORE, BE IT RESOLVED, that the Chief Financial Officer, any Executive Vice President and the Treasurer (each, a "Designated Officer") are hereby severally authorized to cause the Corporation to redeem for cash, effective August 15, 2002 (i) pursuant to the Corporation's sinking fund obligations, 72,000 shares of Preferred Stock at a price of $50.00 per share, plus accrued and unpaid dividends on such shares ("the Sinking Fund Redemption") and (ii) the remaining 728,000 shares of Preferred Stock at a price of $54.125 per share, plus accrued and unpaid dividends on such shares (the "Redemption" and, together with the Sinking Fund Redemption, the "Redemptions");

      FURTHER RESOLVED, that the Designated Officers are hereby severally authorized to cause the Corporation to send a notice of the Redemptions to the holder(s) of the Preferred Stock, and to follow all other procedures set forth in the Certificate of Designations to carry out the redemptions.

      FURTHER RESOLVED, that upon completion of the Redemptions, the Preferred Stock will be cancelled, no shares of the Preferred Stock will be outstanding and no shares of the Preferred Stock will be issued pursuant to the Certificate of Designations;

      FURTHER RESOLVED, that the filing with the Secretary of State of the State of Delaware of a certificate under Section 151(g) of the Delaware General Corporation Law to effect the elimination from the Corporation's Certificate of Incorporation of all provisions set forth in the Certificate of Designations relating to the Preferred Stock, is hereby authorized and approved;

      FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby each severally authorized in the name of and on behalf of the Corporation to perform any and all acts as may be necessary or desirable to execute, file and deliver all instruments and other documents contemplated by the foregoing resolutions and to take any and all further action that such officers may deem necessary or desirable to effectuate any action authorized by these resolutions and otherwise to carry out the purposes and intent of the foregoing resolutions; and the execution by any such officer of any such documents or the performance by any such officer of any such act in connection with the foregoing matters shall conclusively establish his authority therefore from the Corporation and the approval and ratification by the Corporation of the documents so executed and the actions so taken.


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